UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 5, 2011

CLEAN HARBORS, INC.
(Exact name of registrant as specified in its charter)

Massachusetts	001-34223	04-2997780
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

42 Longwater Drive, Norwell, Massachusetts		02061-9149
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code (781) 792-5000

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year
On December 5, 2011, the Board of Directors (the “Board”) of Clean Harbors, Inc. (the “Company”) amended and restated the Company's By-Laws (the “By-Laws”) in order to provide for majority voting in uncontested elections of directors. The amendment and restatement became effective immediately upon adoption by the Board.

Section 1 of Article I, “Shareholders,” of the By-Laws was amended to provide that election of directors shall be conducted in accordance with Section 3 of Article II of the By-Laws, rather than by a plurality of the votes cast as previously provided. Section 3 of Article II, “Directors,” of the By-Laws was amended to provide that nominees for director will be elected to the Board by a majority of the votes cast at any meeting for the election of directors at which a quorum is present. A majority of votes cast means that the number of shares voted “for” a director's election exceeds 50% of the number of votes cast with respect to that director's election. Votes cast include votes to withhold authority and exclude abstentions and broker “non-votes” with respect to that director's election. In contested elections where the number of nominees exceeds the number of directors to be elected, the vote standard will continue to be a plurality of votes cast.

Section 3 of Article II, as amended, also provides that, if a nominee who already serves as a director (an “incumbent director”) is not re-elected by such a majority vote and no successor has been elected at such meeting (and therefore the incumbent director continues in accordance with Massachusetts law to serve as a “holdover director” until his or her resignation or the election of a successor), the incumbent director shall promptly tender a written notice of his or her resignation (without specifying the effective date thereof) to the Board. The Corporate Governance Committee (the “Committee”), which is composed exclusively of “independent directors” as determined in accordance with the rules of the New York Stock Exchange, will then make a recommendation to the full Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board will act on the tendered resignation taking into account the recommendation of the Committee, and publicly disclose (by a press release, a filing with the Securities and Exchange Commission or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the certification of the election results. The Committee in making its recommendation, and the Board in making its decision, may each consider the potential impact of such resignation of the Company's ability to comply with applicable legal and listing standards and any other factors or other information that it considers appropriate and relevant. The incumbent director who tenders his or her resignation shall not participate in the recommendation of the Committee or the decision of the Board with respect to his or her resignation. If the incumbent director's resignation is not accepted by the Board, such director shall continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier resignation or removal. If an incumbent director's resignation is accepted by the Board, then the Board may fill any resulting vacancy or decrease the size of the Board.

Section 3 of Article I, “Shareholders,” of the By-Laws was amended to provide that, when any meeting of shareholders is convened, the Chairman of the Board or other presiding officer may adjourn the meeting for a period of time not to exceed 30 days if (a) no quorum is present for the transaction of business or (b) the Chairman of the Board or other presiding officer determines that adjournment is necessary or appropriate to enable the shareholders (i) to consider fully information which such officer determines has not been made sufficiently or timely available to shareholders or (ii) otherwise to exercise effectively their voting rights. In such event, the Chairman of the Board or other presiding officer shall announce the adjournment and date, time and place of reconvening.

Section 7 of Article II, “Directors,” of the By-Laws was amended to provide that a resignation of a director (including, without limitation, an incumbent director) shall become effective as specified in the written notice of resignation delivered by such director or, in the absence of such specification, upon the acceptance of such resignation by the Board.

The foregoing description of the amendments to the By-Laws is qualified in its entirety by reference to the complete text of the Amended and Restated By-Laws, as effective as of December 5, 2011. A copy of the Amended and Restated By-Laws is attached as Exhibit 3.4C and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits
(d) Exhibits

3.4C	Amended and Restated By-Laws of Clean Harbors, Inc.

SIGNATURES
Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clean Harbors, Inc.
(Registrant)

December 6, 2011	/s/ James M. Rutledge
Vice Chairman and
Chief Financial Officer